SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Under Rule 14a-12

ASA Gold and Precious Metals Limited

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Maryann Bruce

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required.

☐	Fee paid previously with preliminary materials.

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ASA Gold and Precious Metals Limited

NYSE: ASA

Dear Shareholder,

My name is Maryann Bruce, and I am honored to have been nominated by one of your fellow shareholders for election to ASA Gold and Precious Metals Limited’s (“ASA” or the “Fund”) Board of Directors (the “Board”) at the upcoming Special Meeting of Shareholders (the “Special Meeting”) on June 13th. At this meeting, you’ll have the opportunity to vote on two critical proposals: expanding the Board from four to five members and electing me as the fifth director.

The opportunity to serve as a nominee came to me through a third-party recruiter based on my track record of stewardship and good governance. I had no prior relationship or engagement with the shareholder who nominated me, and they are not compensating me for being a nominee.

I would like to briefly introduce myself and explain why I believe I can help ASA move forward.

Over the past 30+ years, I’ve held senior executive leadership roles across the financial services industry, with deep experience in mutual funds, including closed-end funds:

•	President, Aquila Distributors, Inc., an Aquila Investment Management subsidiary, overseeing the entire Aquila mutual fund family.
•	President, Evergreen Investments Services, Inc., a division of Wachovia (now Wells Fargo & Company) responsible for the retail and wealth management businesses, including distributing mutual funds and separately managed accounts, where I led the launch of five unique closed-end funds, raising $3.25 billion in assets under management.
•	SVP and Wholesaler, OppenheimerFunds, Inc., distributing the mutual fund product line, including the gold and precious minerals fund, to financial advisors in the Southeast and Midwest.
•	VP and Mutual Fund Marketing Manager, J.C. Bradford & Co., responsible for training the firm’s 500+ financial advisors on the benefits of numerous mutual funds, including the Van Eck Gold Fund from one of the first U.S. asset managers to recognize the transformative potential of gold investing.

I’ve also served as an independent director on multiple public, private and mutual fund boards, consistently advocating for shareholders and strong governance.

Current Board Roles:

•	Amalgamated Bank (NASDAQ: AMAL), Chair of the Enterprise Risk Oversight Committee; member of the Executive, Corporate Social Responsibility, Audit and Credit Policy Committees.
•	Pop Venture Fund (a newly registered closed-end interval fund), Board Chair and member of the Audit and Nominating and Governance Committees.

Previous Board Experience:

•	NextPoint Financial Inc (TSX: NPF.U), Chair of the Corporate Governance and Nominating Committee; member of the Executive, Audit and Compensation Committees.
•	PNC Funds and Allianz Global Investors Fund Management, LLC, member of the Audit & Compliance and Nominating and Governance Committees.
•	MBIA, Inc. (NYSE: MBI), overseeing Cutwater Asset Management; member of the Audit & Compliance and Compensation & Governance Committees.
•	Atlanta Life Financial Group (a private financial services company overseeing Herndon Capital Management), Chair of the Compensation Committee; member of the Audit, Risk & Investment, Strategy, Marketing and IT Committees.

I am also proud to be a founding member of the Carolinas Chapter of the National Association of Corporate Directors, which is regarded as the most trusted association for board directors, and a Carolinas Chapter Co-Chair for Women Corporate Directors, an association dedicated to inspiring visionary boards worldwide.

My candidacy is driven by a desire to leverage my subject matter expertise and help restore effective governance at ASA. The current four-member Board appears to be at an impasse, with differing perspectives between legacy and newly elected directors creating a governance challenge that has delayed key decisions and increased expenses. Most notably, ASA has not held an annual meeting in over a year, which is a fundamental responsibility to shareholders that must be addressed.

I view my potential role as a fifth director as simple: to help ensure the Board makes sound decisions and, specifically, that the Fund moves forward with holding an annual meeting. ASA’s lack of an annual meeting, combined with a significant increase in the Fund’s expenses related to the current Board disagreement, strikes me as untenable. I am confident I can help resolve these issues.

If elected, I am committed to working constructively with all current directors and acting as a neutral facilitator. I will encourage open, productive dialogue, help the Board find common ground through consensus-building and ensure our work aligns with governance best practices. With no ties to either faction, I will bring an impartial voice to the Board, focused on bridging differences and ensuring that all directors recommit to serving the long-term interests of shareholders.

I will focus on:

•	Breaking the Board deadlock with an independent, unbiased perspective.
•	Ensuring the prompt scheduling of an annual meeting.
•	Improving Board efficiency and reducing unnecessary expenses.
•	Supporting shareholder rights and adhering strictly to governance best practices.

To be clear, I will not support any changes to ASA’s investment strategy without shareholder approval as required by law. If shareholders wish for ASA to remain a gold-focused fund managed by Merk Investments LLC, that decision must be respected. I believe my experience and governance background uniquely position me to help resolve the current boardroom impasse, restore effective oversight and guide ASA toward a more stable and successful future. My sole objective is to help the Fund operate with transparency and accountability and in the best interests of its shareholders.

Thank you for your time and consideration. I would be honored to represent your interests and bring constructive leadership to the ASA Board.

Sincerely,

Maryann Bruce

Independent Nominee for Election to ASA’s Board of Directors